Exhibit 5.1

morrison & foerster llp

beijing, berlin, boston,
brussels, denver, hong kong,
london, los angeles, new york,
northern virginia, palo alto,
san diego, san francisco, shanghai,
singapore, tokyo, washington, d.c.

September 28, 2021

Board of Directors

Pegasus Digital Mobility Acquisition Corp.
260 Mason Street, Greenwich, CT 06830

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the issuance of (i) up to 23,000,000 units of the Company (the “Units”), including Units that may be sold pursuant to the underwriters’ over-allotment option to purchase additional Units, with each such Unit consisting of one Class A ordinary share of the Company, $0.0001 par value per share (“Ordinary Shares”), and one-half of one warrant of the Company to purchase an Ordinary Share (each whole warrant, a “Warrant”) and (ii) all Ordinary Shares (the “Unit Shares”) and all Warrants issuable as part of the Units, as specified in the Registration Statement. All of such Units are to be sold by the Company pursuant to the proposed form of Underwriting Agreement between the Company and the underwriters named therein filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Warrants shall be governed under the terms of a Warrant Agreement (the “Warrant Agreement”) by and between the Company and Continental Stock Transfer & Trust Company.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Units, the Unit Shares and the Warrants. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors Pegasus Digital Mobility Acquisition Corp. September 28, 2021 Page Two

This opinion letter is based as to matters of law solely on the laws of the State of New York as currently in effect. We express no opinion as to the enforceability of the New York choice-of-law provision contained in the Warrant Agreement. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	The Units, when duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, will constitute the valid and binding obligations of the Company.

2.	The Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by Continental Stock Transfer & Trust Company, as warrant agent, will constitute the valid and binding obligations of the Company.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.	Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

c.	We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

d.	We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Units, the Unit Shares or the Warrants.

Board of Directors Pegasus Digital Mobility Acquisition Corp. September 28, 2021 Page Three

e.	Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

f.	We express no opinion as to the validity or legally binding effect of Section 4.5 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP Morrison & Foerster LLP